Mike:

Thank you ___________, and welcome everyone to National Research Corporation’s first quarter 2006 conference call. My name is Mike Hays, the Company’s CEO, and joining me on the call today is Patrick Beans our CFO.

Before we commence our remarks, I would ask Pat to review conditions related to any forward-looking statements that may be made as part of today’s call. Pat.

Pat:

Thank you, Mike. This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the company’s future results, please see the company’s filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Pat.

To kick off the call, let me say we had a great quarter. The performance trends coming out of last year are continuing to build and, in fact, we achieved record levels of performance on most all metrics. Before I review each of the metrics for the first quarter, I’ll turn the call over to Pat for a detailed review of the quarterly financials. After Pat and I conclude our remarks, we will open the call to your questions. Pat.

Pat:

Thanks, Mike.

For the three-months ended March 31, 2006, the Company achieved revenue for the quarter of $9.5 million, compared to $6.4 million during the same period in 2004, a 44% increase.

For the three-months ended March 31, 2006, net income for the Company was $1.2 million or $0.18 per share, compared to $750,000 or $0.10 per share for the same period in 2005. The net income margin was 12.8% which was below our model of 15%. Without some abnormal expenses that occurred in the quarter, the Company’s net income margin would have been close to the 15% model. All that to say, I feel comfortable with our 15% net income margin going forward.

As was stated in the press release, excluding the $0.02 impact per basic and diluted share related to the Company’s adoption of the Statement of Financial Accounting Standards (“SFAS”) No. 123R on January 1, 2006, for its share-based compensation plans, earnings per basic and diluted share for the quarter ended March 31, 2006, would have been $0.20 compared to the first quarter 2005 of $0.10.

As just mentioned, one new expense starting the first quarter of 2006 that will be ongoing is the expensing of stock options. We estimate this at $680,000 for the year.

During the first quarter 2006, direct expenses as a percentage of revenue were 43.3%. Our annual goal for direct expenses remains in the range of 43 to 45% of revenue.

During the quarter, the selling, general and administrative costs were $3 million or 31.7% of revenue, compared to 23.5% in the fourth quarter 2005. We expect SG&A for the year to be 23 to 25% of revenue in 2006, as we continue to expand our sales and marketing departments.

Depreciation and amortization was 5% of revenue during the first quarter 2006, compared to 6.4% of revenue during the same period in 2005. We expect this expense will increase slightly in dollar amount, but remain at the lower end of our model at 4.5 to 6.0% of revenue in 2006.

During the quarter, other income and expenses remained improved compared to the prior year which was the result of higher interest income and lower interest expense.

Cash flow from operations for the quarter was $1.4 million, compared to $2.4 million for the same period in 2005. Cash and short-term investments as of March 31, 2006, were $9.7 million.

I will now turn the call back over to Mike for additional discussion.

Mike:

Thank you, Pat.

Let’s now turn to a review of our performance against several key metrics. The purpose is to enable you to follow our historical progress and, if you so elect, forecast our progress going forward.

The first metric is Total Recurring Contract Value. This represents the annualized dollar amount of projects that we feel are ongoing in nature or, in other words, our revenue backlog. Total Recurring Contract Value as of March 31, 2006, was $41 million, up 9% from year-end 2005, and up 33% from the first quarter 2005.

Net New Sales is the second measure of performance and represents the percentage growth in the value of new contracts signed in the quarter, reduced for any change orders that would decrease a current contract’s value. Net New Sales for the first quarter 2006 reached a record of $3.0 million, double the net new sales achieved of $1.5 million in the first quarter 2005.

The third metric is also sales related representing sales to new clients for our syndicated Healthcare Market Guide product. In the first quarter 2006, the Healthcare Market Guide sales team generated an amazing $881,000 in new sales which almost equaled the total sales in all of 2005 of $897,000.

Combining these two sales metrics for all Measurement, Improvement and Healthcare Market Guide products, the Company’s first quarter net new sales reached $3.8 million compared to our previous high of $2.4 million reached in the third quarter of 2005. While we do not expect record-breaking sales levels each quarter, the sales team is performing very well and market share is clearly shifting to NRC.

Before I open the call to questions, let me highlight our focus for the balance of 2006. First will be completion of the sales expansion plan. Increasing the number of “feet on the street” is working, and completing the three-year plan which commenced during the fourth quarter 2003 is a high priority in our view, especially given the opportunities that have opened up with HCAHPS.

Second is Leadership Development. Within our organization this past year, it has been and will be going forward, a key area of management focus as we continue to ensure we have in place outstanding leadership for the growth we are experiencing and expect to continue to experience.

And third, we have stepped up product development activities to capitalize on our growing installed base of clients and our new payer platform, that being our recent purchase of GHS. On this latter point, GHS has proven to have been a good move for the Company. Total Recurring Contract Value for the GHS business unit is up 42% from the date of the acquisition.

In summary, we feel good about our ability to take share from competitors, take advantage of the expanding categories in which we work, and build on current client relationships we have in place. We look forward to building upon this base again this year and for years to come.

_____, I would now like to open the Q&A portion of the call.

Closing statement.

I’m looking forward to talking to you again next quarter, and thank you again for your time this morning.